Exhibit 10.05

eBay Inc.
2145 Hamilton Ave.
San Jose, CA 95125 U.S.A.
Company Tax ID: 77-0430924

Performance Share Unit Award Grant Notice (“Grant Notice”)
and Performance Share Unit Award Agreement

[NAME]	Award Number:	[INSERT NUMBER]
[ADDRESS]	Plan:	2008
[ADDRESS]	Type:	PSU

Effective as of [INSERT DATE] (the “Grant Date”), eBay Inc., a Delaware corporation, (the “Company”), pursuant to its 2008 Equity Incentive Award Plan, as amended from time to time, (the “Plan”), hereby grants to the individual listed above (“Participant”), a Performance Share Unit (“PSU”) with respect to [INSERT SHARES] shares of Stock (the “Shares”). This Performance Share Unit Award (the “Award”) is subject to all of the terms and conditions set forth herein, in the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Performance Share Unit Agreement”) (including without limitation the restrictions on the Shares set forth in the Performance Share Unit Agreement) and the Plan, all of which are incorporated herein by reference. Any capitalized terms used in this Grant Notice without definition shall have the meanings ascribed to such terms in the Plan.
The Award will vest in increments on the date(s) shown.

Shares	Full Vest
INSERT SHARES	INSERT DATE
INSERT SHARES	INSERT DATE
INSERT SHARES	INSERT DATE
INSERT SHARES	INSERT DATE

All vesting is subject to Participant’s continued service with the Company or a Subsidiary through the applicable vesting date and to the attainment of the performance conditions set forth below.
The portion of the Award scheduled to vest on a date set forth in the foregoing schedule shall vest only if either (i) the TSR Performance of the Company for the calendar year ending on such vesting date is greater than the median TSR Performance of all companies included in the Peer Group for such calendar year or (ii) the TSR Performance of the Company for the period beginning on January 1, 2012 and ending on such vesting date is greater than the median TSR Performance of all companies in the Peer Group for such period.
For purposes of this Award:

“Peer Group” means the following companies, adjusted in accordance with the guidelines set forth below:
Adobe Systems Incorporated
Amazon.com, Inc.
American Express Company
Capital One Financial Corp.
Charles Schwab & Co., Inc.
Cisco Systems, Inc.
Dell Inc.
Electronic Arts Inc.
Google, Inc.
Intel Corporation
Intuit Inc.
MasterCard Incorporated
Microsoft Corporation
Symantec Corporation
Visa Inc.
Yahoo! Inc.
If a company listed above is acquired by a company that is in the Peer Group or if two of the companies listed above merge with one another, the performance of the combined companies is tracked for the remainder of the relevant period. If a company listed above is acquired by a company that is not in the Peer Group, the acquired company is disregarded. If a company listed above becomes bankrupt or insolvent, the company is disregarded.
“Stock Price” means the average closing price of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, over the 20 consecutive trading days immediately preceding the first day of the relevant performance period or the 20 consecutive trading days ending on (and including) the last day of the relevant performance period.
“TSR Performance” means a company’s cumulative total shareholder return for the relevant period as measured by dividing (A) the sum of (i) the cumulative amount of dividends per share for the relevant period, assuming dividend reinvestment, and (ii) the increase or decrease in the Stock Price from the first day of the relevant period to the last day of the relevant period, by (B) the Stock Price determined as of the first day of the relevant period.

With respect to Participants who are subject to taxation in the U.S. under the Code, in no event shall any Performance Share Units vest following Participant’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
Participant shall not sell or otherwise dispose of any Shares issued or transferred to Participant upon the vesting of the RSUs until the earlier to occur of (i) [INSERT DATE] or (ii) a Change in Control; provided that this restriction shall not apply to the withholding of Shares by the Company to satisfy any Tax-Related Items in accordance with Section 3 of the Performance Share Unit Agreement.
If a Change in Control occurs prior to any scheduled vesting date, any outstanding PSUs that are unvested as of the date of such Change in Control shall become vested as of the date of such Change in Control if: (a) Participant remains employed until such date; and (b)(i) the TSR Performance of the Company for the period beginning on January 1st of the calendar year in which the Change in Control occurs and ending on (and including) the date of such Change in Control is greater than the median TSR Performance of all companies in the Peer Group for such period or (ii) the TSR Performance of the Company for the period beginning on January 1, 2012 and ending on (and including) the date of such Change in Control is greater than the median TSR Performance of all companies in the Peer Group for such period.

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By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and this Grant Notice which includes Exhibit A (the Performance Share Unit Agreement). Participant has reviewed and fully understands all provisions of the Plan and this Grant Notice in their entirety, including Exhibit A, and has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Grant Notice, including Exhibit A.

eBay Inc.	Date

[INSERT NAME]	Date

EXHIBIT A
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
EBAY INC. PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Share Unit Award Grant Notice (the “Grant Notice”) to which this Performance Share Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant the right to receive the number of Performance Share Units (“PSUs”) under the 2008 Equity Incentive Award Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.
GENERAL
1.Definitions. Any capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Grant Notice, as applicable.
2.Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
AGREEMENT
1.    Grant of the PSUs. As set forth in the Grant Notice, the Company hereby grants to Participant the PSUs, subject to all the terms and conditions in the Grant Notice, including this Exhibit A, and the Plan. However, no shares of Stock (“Shares”) shall be issued to Participant until the time set forth in Section 2. Prior to actual issuance of any Shares, such PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.    Issuance of Stock. Shares shall be issued to Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (the “Vesting Date”) (and in no event later than 2-1/2 months following each such Vesting Date), provided that Participant has not experienced a Termination of Service on or prior to such Vesting Date. After each such Vesting Date, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to PSUs that become vested on such Vesting Date. No fractional Shares shall be issued under this Agreement. In the event Participant experiences a Termination of Service, the PSUs shall cease vesting immediately upon such Termination of Service, as further described in Section 8(k) below, and the unvested PSUs awarded by this Agreement and the Grant Notice shall be forfeited.
3.    Responsibility for Taxes. Regardless of any action the Company and/or Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the PSUs, the issuance of

Shares upon settlement of the PSUs, the subsequent sale of Shares acquired pursuant such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. For purposes of this section, any reference to Employer shall include any former employer, if applicable.
Prior to the relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer (or their respective agents), at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy the obligations with regard to the Tax-Related Items by one or a combination of the following:

(i)
withholding a net number of otherwise issuable vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and/or the Employer based on the applicable minimum statutory withholding amounts or other applicable withholding rates; and/or

(ii)
arranging for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization; and/or

(iii)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; and/or

(iv)	requiring Participant to make a payment in cash (or cash equivalent) to the Company or the Employer;
provided, however, that if Participant is an executive officer, within the meaning of Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items shall be satisfied by withholding a net number of otherwise issuable vested Shares upon the relevant taxable or tax withholding event, as applicable, as described in clause (i) above, unless the use of such withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case, the obligations with regard to the Tax-Related Items shall be satisfied by the method described in clause (ii) above.
No fractional Shares will be sold to cover or withheld to cover Tax-Related Items. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described in (ii) above, for tax purposes Participant will be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

4.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares; provided, however, that Participant shall not sell or otherwise dispose of any such Shares until the earlier to occur of (i) [INSERT DATE] or (ii) a Change in Control; provided that this restriction shall not apply to the withholding of Shares by the Company to satisfy any Tax-Related Items in accordance with Section 3 of this Agreement.
5.    Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal or non-U.S. law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the PSUs vest as the Company may from time to time establish for reasons of administrative convenience.
6.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
7.    Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
8.    Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)    all decisions with respect to future grants of PSUs, if any, will be at the sole discretion of the Company;

(d)    Participant is voluntarily participating in the Plan;
(e)    Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;
(f)    the PSUs and any Shares subject to the PSUs are not intended to replace any pension rights;
(g)    in the event that Participant is not an Employee of the Company, the PSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the PSUs and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship the Company or any Subsidiary;
(h)    the PSUs and any Shares subject to the PSUs are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)    the future value of the Shares subject to the PSUs is unknown, indeterminable and cannot be predicted with certainty;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant ceasing to provide services to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and in consideration of the grant of the PSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(k)    in the event of a Termination of Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), unless otherwise provided by this Agreement or determined by the Company, Participant’s right to receive and vest in PSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the PSUs;
(l)    unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the Plan or any such benefits granted thereunder, transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m)    if Participant resides outside of the United States of America, he or she further acknowledges, understands and agrees that:

(i)	the PSUs and any Shares subject to the PSUs are not part of normal or expected compensation or salary for any purpose; and

(ii)
neither the Company, the Employer, nor any Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the PSUs or any amounts due to Participant pursuant to the vesting of the PSUs or the subsequent sale of any Shares acquired under the Plan.

9.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other PSU grant materials by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).
Participant understands that Personal Data will be transferred to E*Trade Corporate Financial Services, Inc. and/or its affiliates (“E*Trade”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understand that the recipients of Personal Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant authorizes the Company, E*Trade and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares received upon vesting of the PSUs. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s regional human resources (“MyHR”) representative. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her MyHR representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her MyHR representative.
11.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs or future PSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.    Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.    Governing Law and Choice of Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of the Grant Notice, and this Agreement, regardless of the law that might be applied under such state’s conflict of laws principles.
For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
14.    Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
15.    Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
16.    Amendment, Modification and Termination. To the extent permitted by the Plan, this Agreement (and the Grant Notice) may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of Participant.
17.    Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
18.    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
19.    Compliance in Form and Operation. This Agreement and the PSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention, to the extent Participant is or becomes subject to U.S. federal income taxation. Notwithstanding any other provisions of this Agreement or the Grant Notice, the Company reserves the right, to the extent the Company deems necessary or advisable, if Participant is or becomes subject to U.S. federal income taxation, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all PSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the PSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the PSUs.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the PSUs and on any Shares issued upon vesting of the PSUs, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Entire Agreement: Severability. The Plan and the Grant Notice are incorporated herein by reference. The Plan, the Grant Notice (including this Agreement) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement, the Grant Notice, or the Plan is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
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